Exhibit 99.1

Neoware Provides Preliminary Q2 Guidance and Outlook

Company Will Report Q2 Earnings on January 26, 2004

KING OF PRUSSIA, Pa., Jan. 05, 2004 (PRIMEZONE) – Neoware Systems, Inc. (Nasdaq:NWRE), the leading supplier of software and thin client appliances, today provided preliminary information about its operating results for the fiscal second quarter ended December 31, 2003 and provided an updated outlook for the balance of its 2004 and its 2005 fiscal years. Additionally, the Company announced that it intends to report earnings for its fiscal second quarter on January 26, 2004 after the close of the market.

The Company noted that, based upon preliminary estimates, revenues for the quarter ended December 31, 2003 are expected to be approximately $15 million, compared to $14.7 million in the prior year quarter. Gross margins for the quarter are expected to exceed management guidance of 45% to 48% with operating expenses up moderately from the September 2003 quarter as planned. The Company also expects to report a cash balance of approximately $50 million at the end of the quarter.

“Consistent with our previous guidance, we continue to experience variance in our revenues in individual quarters due to the timing of the receipt of large orders,” noted Michael Kantrowitz, Neoware’s Chairman and Chief Executive Officer. “While we shipped a record $9 million in the months of October and November, our sales in December were lower than expected due to the delay of several large transactions in the US and Europe. This type of delay of individual orders is normal for our business, but we believe there are other market dynamics also affecting our growth in fiscal 2004.”

“Based upon recent published data from IDC, we believe that industry-wide thin client revenues were essentially flat in the first nine months of calendar 2003 compared to 2002; however, we believe we did continue to gain market share. More important, we do see very promising signs for the future of this technology in coming years, and we intend to take a more active role in expanding thin client appliance sales and our share of the desktop PC market in specific vertical segments for which we believe thin clients are a superior solution.”

“To this end, we are implementing new marketing initiatives designed to expand our market presence, brand, and overall reach. As a leading supplier of thin client software and appliances, we believe that Neoware has a significant opportunity to capture market share in what is expected by many in our industry to be a significant, impending PC refresh cycle as a result of an increase in IT spending. We believe that Neoware’s products provide demonstrable cost, security, reliability and administrative benefits when compared to standard desktop PCs, and we intend to compete aggressively to grow our thin client business by capturing a greater share of the overall PC market.”

“Our actions to expand our share of the desktop market may take several quarters to yield positive results, and as a result, we are guiding projected revenue levels to be consistent with our first half results, plus or minus $1 million per quarter. Gross profit margins are expected to be in the range of previous guidance at 45% to 48%. The Company intends to increase marketing spending modestly while holding most other expenses constant.”

“Over the past two years Neoware has delivered significant growth in revenues and profitability. In calendar 2003 we grew revenues and profitability to the highest levels they have ever been, with revenue up approximately 17%, and operating income up over 30% compared to the prior year. We believe our existing investments in our infrastructure, our new initiatives, and our strategy of continuing to increase sales of complementary products, including our TeemTalk host access and ThinPC software products, will enable us to deliver similar revenue growth of approximately 17% in fiscal 2005 as compared to fiscal 2004. With a strong market position, $50 million in cash and no debt, Neoware has the leadership and financial strength to drive our growth initiatives, both organically and through carefully targeted acquisitions,” concluded Mr. Kantrowitz.

In connection with the earnings release on January 26, 2004, Neoware management will host a conference call and simultaneous webcast on January 26, 2004 at 5:00 p.m. Eastern Time. The conference call will be available live via the Internet on the Neoware website at www.neoware.com and at www.vcall.com. To participate, please go to the website 10 minutes prior to the call to download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.

The call will also be accessible by dialing 800.982.3654 for domestic calls and 703.871.3021 for international calls. A replay of the call will be available through February 9, 2004 by dialing 888.266.2081 domestically and 703.925.2533 internationally. The conference ID is 360238.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: our expected revenues, gross margins, operating expenses, cash balance and the timing of large orders for the quarter ended December 31, 2003; our expectation of market dynamics impacting our growth; promising signs for our future performance; our new marketing initiatives; our increase in market share; the expansion of our market and our ability to capture a greater portion of the PC market; our projected revenue level, gross profit margins and expenses for the balance of our 2004 fiscal year; our strategy to continue increasing sales of complementary products; our expectation of revenue growth in our 2005 fiscal year; our continued growth, organically and through acquisitions; our intention to compete aggressively; the benefits of our leadership position; and the cost-saving benefits of our products to our customers. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include, the final results of our results for the quarter ended December 31, 2003 and the 2004 and 2005 fiscal years, the timing and receipt of future orders, our timely development and customers’ acceptance of our products, pricing pressures, rapid technological changes in the industry, growth of overall thin client sales through the capture of a greater portion of the PC market, increased competition, our ability to attract and retain qualified personnel, adverse changes in customer order patterns, our ability to identify and successfully consummate and integrate future acquisitions, adverse changes in general economic conditions in the U. S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its reports on Form 10-K for the year ended June 30, 2003 and Form 10-Q for the quarter ended September 30, 2003.

CONTACT: Neoware Systems, Inc.
          Keith Schneck, CFO
          (610) 277-8300
          invest@neoware.com

          Cameron Associates
          Investor Relations:
          Kevin McGrath
          (212) 245-8000 x 203
          kevin@cameronassoc.com